EXHIBIT 24

POWERS OF ATTORNEY

          The undersigned directors of OMNICARE, INC. (“Company”) hereby appoints JOEL F. GEMUNDER, DAVID W. FROESEL, JR. and CHERYL D. HODGES as his/her true and lawful attorneys-in-fact for the purpose of signing the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and all amendments thereto, to be filed with the Securities and Exchange Commission. Each of such attorneys-in-fact is appointed with full power to act without the other.

/s/ Edward L. Hutton	February 20, 2007

Edward L. Hutton	Date

/s/ Charles H. Erhart, Jr.	February 18, 2007

Charles H. Erhart, Jr.	Date

/s/ Sandra E. Laney	February 20, 2007

Sandra E. Laney	Date

/s/ Andrea R. Lindell, Ph.D., RN	February 20, 2007

Andrea R. Lindell, Ph.D., RN	Date

/s/ John H. Timoney	February 19, 2007

John H. Timoney	Date

/s/ Amy Wallman	February 20, 2007

Amy Wallman	Date

/s/ John T. Crotty	February 17, 2007

John T. Crotty	Date